Exhibit 5.8

February 7, 2013

Ruby Tuesday, Inc.

150 West Church Ave.

Maryville, TN 37801

Re:	Registration of Securities of Ruby Tuesday, Inc., a Georgia corporation (the “Company”)

Ladies and Gentlemen:

We have acted as special Arkansas counsel for RT Arkansas Club, Inc., an Arkansas nonprofit corporation; RT Jonesboro Club, an Arkansas nonprofit corporation; Ruby Tuesday of Conway, Inc., an Arkansas nonprofit corporation; Ruby Tuesday of Russellville, Inc., an Arkansas nonprofit corporation; and Ruby Tuesday of Bryant, Inc., an Arkansas nonprofit corporation (each a “Guarantor” and, collectively, “Guarantors”), in connection with a Registration Statement on Form S-4, as amended or supplemented (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission relating to the registration of the offer by the Company to exchange up to $238,500,000.00 aggregate principal amount of the Company’s 7 5/8% Senior Notes Due 2020 and the guaranties thereof, which have been registered under the Securities Act of 1933 (the “Exchange Notes”), for a like principal amount of the Company’s outstanding 7 5/8% Senior Notes Due 2020 and the guarantees thereof (the “Old Notes”). The Exchange Notes are to be guaranteed by Guarantors and certain other subsidiaries of the Company. We have only acted as counsel to Guarantors as specifically described in this opinion letter; accordingly, you understand that, as more particularly hereinafter described, no inference as to our knowledge of any fact relevant to the opinions set forth herein should be drawn solely from our representation of Guarantors in this particular matter. Except as otherwise indicated, capitalized terms used in this opinion letter and defined in the Indenture dated as of May 14, 2012 among the Company, the guarantors party thereto, and Wells Fargo Bank, N.A. (the “Indenture”), governing the Exchange Notes and Old Notes, have the meanings given in the Indenture.

In rendering this opinion letter, we have examined copies of the Articles of Incorporation, Bylaws, and written consents of the sole Member and the Board of Directors of each Guarantor, and such other documents, corporate records, certificates or comparable documents of public officials and of officers and other representatives of the Guarantors, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion letter.

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Ruby Tuesday, Inc.

February 7, 2013

In such examination, we have assumed, with your consent and without independent investigation on our part, that: (a) each document submitted to us for review is authentic, accurate, and complete, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (b) each certificate issued by a governmental official, office, or agency concerning an entity’s status, including but not limited to certificates of corporate status, is accurate, complete, and authentic; (c) all natural persons who have signed, or will sign, any document reviewed by us had, or will have, as the case may be, the legal capacity and competency to do so at the time of such signature; (d) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of the documents by the Guarantors); (e) the Indenture is in full force and effect and has not been terminated; and (f) the Exchange Notes will be issued and sold in compliance with the applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

The opinions expressed herein are subject to, and may be limited or affected by, the following:

A.(i) bankruptcy, insolvency, reorganization, moratorium, receivership and/or other laws relating to or affecting the rights of creditors generally; (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing (whether considered in a proceeding in equity or an action at law); and (iii) public policy considerations.

B. The invalidity or unenforceability, under certain circumstances, under state or federal law or court decisions, of provisions indemnifying a party against liability for its own wrongful or negligent acts or where such indemnification is contrary to public policy.

Notwithstanding anything contained herein which may be construed to the contrary, this opinion letter is based, as to matters of law, solely on the Arkansas Nonprofit Corporation Act, Ark. Code Ann. §4-28-201, et seq (the “Act”). This opinion letter is rendered as of the date hereof, and we express no opinion as to any event, fact, circumstance, or development subsequent to the date of this opinion letter. We undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth in this opinion letter that may result from any change of law or fact that may arise after the date of this opinion letter. Our opinions are limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

Based upon and subject to the foregoing, we are of the opinion that:

1.	Each Guarantor is an Arkansas corporation validly existing in good standing under the laws of the State of Arkansas;

Ruby Tuesday, Inc.

February 7, 2013

2.	The execution, delivery and performance of the Indenture have been duly authorized by all necessary corporate action on the part of each Guarantor, and each Guarantor has duly executed and delivered the Indenture;

3.	Each Guarantee by each Guarantor with respect to the Exchange Notes has been duly authorized by each Guarantor; and

4.	Each Guarantor’s execution and delivery of, and performance of its obligations under, the Indenture and the issuance of the Guarantee by each Guarantor do not and will not (a) violate the provisions of the Articles of Incorporation or Bylaws of the Guarantors or (b) violate the Act.

We consent to your filing this opinion letter as an exhibit to the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933. This opinion letter is rendered for your benefit in connection with the above matter and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, but may not be relied upon in any manner by any other person without our prior written consent. Davis Polk & Wardwell LLP may rely upon this opinion as if it were addressed to them in connection with the opinion of such firm to be filed as an exhibit to the Registration Statement.

Very truly yours,

/S/ STINSON MORRISON HECKER LLP